Exhibit 99.4

News Release	Corporate Communications 1300 Wilson Boulevard Suite 400 Arlington, Virginia 22209	Phone: 703-412-3231 Fax: 703-412-3220
For Immediate Release

Media Contact:	Investor Contact:

Amanda Covington	Tom Sexton
Phone: 703-412-3231	Phone: 952-351-5597
E-mail: amanda.covington@atk.com	E-mail: thomas.sexton@atk.com

ATK Announces Private Offering of $300 million of Senior Notes

Arlington, Va., Oct. 22, 2013 - ATK (NYSE: ATK) announced today its intention to offer $300 million aggregate principal amount of senior notes due 2021 (the “Notes”). The Notes will be general unsecured unsubordinated obligations of ATK and will be guaranteed on a general unsecured unsubordinated basis by certain of its existing and future subsidiaries.

ATK intends to use the net proceeds from the offering to fund a portion of its previously announced acquisition of Bushnell Group Holdings, Inc. ATK intends to use the additional net proceeds, if any, for general corporate purposes.

The Notes and the related subsidiary guarantees will be offered in the United States to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States only to non-U.S. investors pursuant to Regulation S under the Securities Act. The Notes and the related subsidiary guarantees will not initially be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from registration requirements or a transaction not subject to the registration requirements of the Securities Act or any state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior registration or qualification under the securities laws of any such jurisdiction.

ATK is an aerospace, defense and commercial products company with operations in 21 states, Puerto Rico and internationally.

News and information can be found on the Internet at www.atk.com, on Facebook at www.facebook.com/atk, or on Twitter @ATK.

Certain information discussed in this press release constitutes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Although ATK believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those factors are: assumptions regarding the timing and certainty of the acquisition of Bushnell Group Holdings, Inc.; changes in interest rates or credit availability; and changes in the business, industry or economic conditions or competitive environment. ATK undertakes no obligation to update any forward-looking statements. For further information on factors that could impact ATK, and statements contained herein, please refer to ATK's most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with the U.S. Securities and Exchange Commission.

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